Exhibit 99.1

CENDANT EXTENDS EXPIRATION TIME FOR TENDER OFFERS

NEW YORK, July 10, 2006—Cendant Corporation (NYSE:CD) today announced that, in connection with its previously announced tender offers for its outstanding 6.250% Senior Notes due 2008, 6.25% Senior Notes due 2010, 7.375% Senior Notes due 2013 and 7.125% Senior Notes due 2015, it is extending the expiration time of the tender offers to 5:00 p.m., New York City time, on the evening of Thursday, July 27, 2006. Pricing will be calculated by the dealer managers at 2:00 p.m., New York City time, on July 25, 2006, unless extended by the Company, but in no event shall the pricing date be less than two business days prior to the expiration date.

The cash tender offers were initiated by the Company on June 14, 2006, and included a solicitation of consents to proposed amendments to the indenture governing the notes. As previously announced, through June 27, 2006, the Company received consents from holders of each series of notes that exceeded the requisite consents needed to amend the indenture with respect to each series of notes. Such consents may not be revoked.

As a result of the successful completion of the consent solicitations, the Company and the trustee under the indenture have entered into a supplemental indenture that will eliminate substantially all restrictive covenants, certain events of default and certain other related provisions of the indenture. The supplemental indenture will not become operative unless and until payment is made for notes accepted for purchase by the Company pursuant to the tender offers.

Except as set forth above, all other provisions of the tender offers and consent solicitations with respect to the notes remain unchanged. The Company reserves the right to further amend or extend the tender offers and the consent solicitations in its sole discretion.

Cendant’s purchase of the notes remains subject to the satisfaction or waiver of various conditions, including declaration of the dividends of the common stock of Realogy and Wyndham Worldwide to holders of Cendant common stock by the Company’s Board of Directors; Wyndham Worldwide’s incurrence of debt under its new credit facilities and transfer of proceeds from such borrowings to the Company; Realogy’s incurrence of debt under its new credit facilities and transfer of proceeds from such borrowings to the Company; and execution by the Company’s Travelport subsidiary of new credit facilities, incurrence of debt thereunder and transfer of proceeds from such borrowings to the Company or the closing of the sale of Travelport by the Company and receipt by the Company of cash proceeds of no less than $1.8 billion which can be used to partially fund the tender offers.

Banc of America Securities LLC, Barclays Capital Inc., J.P. Morgan Securities Inc. and Merrill Lynch & Co. are the Lead Joint Dealer Managers for the tender offers and Lead Solicitation Agents for the consent solicitations. Investors with questions regarding the offer may contact Banc of America at (704) 386-3244 (collect) or (866) 475-9886 (toll free), Barclays at (212) 412-4072 (collect) or (866) 307-8991 (toll free),

JPMorgan at (212) 834-4077 (collect) or (866) 834-4666 (toll free) and Merrill Lynch at (212) 449-4914 (collect) or (888) 654-8637 (toll free). Mellon Investor Services LLC is the Information Agent and can be contacted at (201) 680-6590 (collect) or (800) 392-5792 (toll free).

None of the Company, its Board of Directors, the Information Agent or the dealer managers makes any recommendation as to whether holders of the notes should tender or refrain from tendering notes or as to whether holders of the notes should provide consents to the proposed amendments. This press release does not constitute an offer to purchase any securities. The tender offers and the consent solicitations are being made solely pursuant to the tender offer and related consent solicitation documents.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. The Company cannot provide any assurances that the separation or any of the proposed transactions related thereto (including the proposed sale of the travel distribution services division, Travelport) will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The sale of Travelport is subject to certain conditions precedent as described in the Purchase Agreement relating to the sale. In addition, the other separation transactions are subject to other conditions precedent, including final approval by the Board of Directors of Cendant.

Various risks could cause future results to differ from those expressed by the forward-looking statements included in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Cendant's Form 10-K for the year ended December 31, 2005 and Cendant’s Form 10-Q for the three months ended March 31, 2006, including under headings such as "Forward-Looking Statements", "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Except for the Company's ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Sam Levenson
212-413-1834

Henry A. Diamond
212-413-1920